SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 31, 2015

ROYALE ENERGY, INC.
(Exact name of registrant as specified in its charter)

California	0-22750	33-02224120
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3777 Willow Glen Drive
El Cajon, California 92019-4601
(Address of principal executive office)
Issuer's telephone number:  (619) 383-6600

Item 3.01   Notice of Failure to Satisfy a Continued Listing Rule or Standard

On August 31, 2015, The NASDAQ Stock Market LLC notified Royale Energy, Inc. by letter that, based on the closing bid price for Royale’s common stock for the 30 consecutive business days preceding the letter, Royale is not currently in compliance with NASDAQ Listing Rule 5550(a)(2), which requires that companies listed on the NASDAQ Capital Market maintain a minimum bid price of $1 per share.

Royale has 180 calendar days, or until February 27, 2016, to regain compliance with NASDAQ Listing Rule 5550(a)(2). To regain compliance, the closing bid price for Royale’s common stock must be at least $1 per share for a minimum of 10 consecutive business days. No assurance can be given that Royale will regain compliance with such rule during that period. If Royale does not regain compliance during such compliance period, it may be eligible for an additional compliance period of 180 calendar days, provided that Royale satisfies NASDAQ’s continued listing requirement for market value of publicly held shares and all other initial listing standards for the NASDAQ Capital Market, other than the minimum bid price requirement, and provides written notice to NASDAQ of its intention to cure the deficiency during the second compliance period.  If Royale does not regain compliance during the initial compliance period and is not eligible for an additional compliance period, the NASDAQ staff will provide notice that Royale’s common stock is subject to delisting from the NASDAQ Capital Market. In that event, Royale may appeal the delisting determination to a NASDAQ hearings panel.

Royale intends to actively monitor the bid price of its common stock and to take such actions as may be necessary and appropriate to achieve compliance with continued listing requirements prior to the expiration of all available grace periods, including consideration of a reverse stock split if it appears to be in the best interest of stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYALE ENERGY, INC.

September 4, 2015	/s/ Stephen M. Hosmer
Stephen M. Hosmer, Co-President, Co-Chief Executive Officer and Chief Financial Officer